SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2003

Merry Land Properties, Inc.

(Exact name of Registrant as Specified in Charter)

Georgia	000-29778	58-2412761
(State or Other Jurisdicition of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Seventh Street, Suite 300 Augusta, Georgia 30901
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s telephone number including area code:)
(706) 722-6756

Merry Land Properties, Inc. Suspends Oddlot Purchase Program

ITEM 5. OTHER EVENTS

         Acquisition by Cornerstone

        On February 19, 2003, Merry Land Properties, Inc., a Georgia corporatation ("Merry Land"), entered int an Agreement and Plan of Merger (the "Merger Agreement") with Cornerstone Realty Income Trust, Inc., a Virginia corporation ("Cornerstone"), and Cornerstone Merger Sub, Inc., a Georgia corporation and wholly-owned subsidiary of Cornerstone (the "Merger Subsidiary"), providing for the acquisition of Merry Land by Cornerstone pursuant to a merger of Merry Land with and into Merger Subsidiary (the "Merger"). Merger Subsidiary will survive the Merger as a wholly-owned subsidiary of Cornerstone. As a result of the Merger, each issued and outstanding share of Merry Land common stock, no par value, will be converted into the right to receive 1.818 shares of Cornerstone common stock, no par value (the "Common Shares") and 0.220 shares of Cornerstone Series B Convertible Preferred stock, no par value (the "Series B Preferred Shares"). The Series B Preferred Shares will be voting shares but will not pay dividends until such shares are converted into Common Shares. The Series B Preferred Shares will converto into Common Shares in conneciton with the completion and stabilization of the Merritt at Whitemarsh Phase-I apartment project and certain other circumstances. Merry Land may terminate the Merger Agreement if the closing price per share of Cornerstone's common stock, as reported on the NYSE Compsite Transactions reporting system as published in the Wall Street Journal, is below $6.50 per share for 10 or more days during any 30 consecutive trading days prior to closing.

         Simultaneous with the execution of the Merger Agreement, Merry Land entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") with Merry Land & Investment Company, LLC, a Georgia limited liability company ("MRY3"), an entity formed by the existing management of Merry Land. The Purchase and Sale Agreement provides, among other things, that as a condition to the consummation of the Merger, Merry Land will sell to MYRY3 certain non-apartment assets for an aggregate purchase price of approximately $7.4 million, including the assumption by MRY3 of approximately $1 million of mortgage indebtedness and the delivery to Merry Land of MRY3 promissory notes in the aggregate principal amount of approximately $6.4 million secured by the transferred real property (the "Asset Transaction").

         In connection with the signing of the Merger Agreement, Cornerstone and W. Tennent Houston, Michael N. Thompson and Dorrie E. Green, owners of an aggregate of 887,867 shares or approximately 32% of the outstanding shares of common stock of Merry Land, entered into separate principal shareholder agreements, dated as of February 19, 2003 (the "Shareholder Agreements") pursuant to which each of Messrs. Houston, Thompson and Green agreed, among other things, to vote their respective shares of Merry Land common stock in favor of the Merger and against competing acquisition proposals, in each case subject to and on the conditions set forth in the Shareholder Agreements. The Shareholder Agreements terminate in the event the Merger Agreement terminates.

         The consummation of the Merger is subject to various conditions, including approval by the shareholders of Merry Land, consummation of the Asset Transaction, receipt of required third party consents, expiration or termination of any applicable waiting period under United States antitrust law and other customary closing conditions. The foregoing summary description of the Merger Agreement, the Asset Transaction and the Sharehold Agreements does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Purchase and Sale Agreement and the Shareholder Agreements.

        On February 19, 2003, Merry Land and Cornerstone issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 and incorporated herein by reference.

         Suspension of Share Repurchase Program

        On February 20, 2003 Merry Land Properties, Inc. (the “Company”) suspended, effective immediately, its stock repurchase program under which shareholders owning fewer than 100 shares of the Company’s common stock could sell their shares to the Company.

        On February 20, 2003, the Company issued a press release announcing the suspension of the repurchase program. A copy of the press release is attached as Exhibit 99.5 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

              (c)     Exhibits.

              2.1     Agreement and Plan of Merger dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc.,
                      Cornerstone Merger Sub, Inc. and Merry Land Properties, Inc.

              2.2     Purchase and Sale Agreement dated February 19, 2003 by and among Merry Land Properties, Inc. and Merry Land &
                      Investment Company, LLC.

              99.1    Press Release dated February 19, 2003.

              99.2    Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc. and
                      W. Tennent Houston.

              99.3    Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc. and
                      Michael N. Thompson.

              99.4    Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc. and
                      Dorrie E. Green.

              99.5    Press Release dated February 20, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRY LAND PROPERTIES, INC.

Date: February 25, 2003

By: /s/ Dorrie E. Green
Dorrie E. Green
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------

         2.1               Agreement and Plan of Merger dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc.,
                           Cornerstone Merger Sub, Inc. and Merry Land Properties, Inc. (FILED HEREWITH)

         2.2               Purchase and Sale Agreement dated February 19, 2003 by and among Merry Land Properties, Inc. and Merry Land
                           & Investment Company, LLC. (FILED HEREWITH)

         99.1              Press Release dated February 19, 2003. (FILED HEREWITH)

         99.2              Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc.
                           and W. Tennent Houston. (FILED HEREWITH)

         99.3              Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc.
                           and Michael N. Thompson. (FILED HEREWITH)

         99.4              Principal Shareholder Agreement dated February 19, 2003 by and among Cornerstone Realty Income Trust, Inc.
                           and Dorrie E. Green. (FILED HEREWITH)

         99.5              Press Release dated February 20, 2003. (FILED HEREWITH)